UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2013

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2013, Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold” or the “Company”), the controlled subsidiary of Kingold Jewelry, Inc., the registrant, entered into an Acquisition Agreement (the “Acquisition Agreement”) with Wuhan Wansheng House Purchasing Limited (“Wuhan Wansheng”) and Wuhan Huayuan Science and Technology Development Limited Company (“Wuhan Science”). The Acquisition Agreement provides for the acquisition of the Shanghai Creative Industry Park, which is proposed to be renamed the Kingold Jewelry International Industry Park (the “Park”). The Park is located at No. 12, Han Huang Road, Jiang’An District, Wuhan.

Pursuant to the Acquisition Agreement, the Company acquired the operating rights for 66,667 square meters (approximately 717,598 square feet, or 16.5 acres) of industrial land for use in the development of the Park for approximately RMB1.0 billion (approximately USD$164 million at current exchange rates) from Wuhan Science (which had acquired the rights from Wuhan Wansheng in July 2013), and authorized Wuhan Wansheng, as agent, to complete construction of the Park.

The Acquisition Agreement contemplates development and construction of the parcel as follows:

•	Total floor space of the Park is expected to be 192,149 square meters (approximately 2,068,275 square feet), subject to obtaining the necessary government approvals.
•	The plan is to construct a total of seven buildings: three of which will serve as show centers, two of which will serve as the enterprise research and development center, and three of which will serve as the enterprise’s headquarter base.
•	There is also a plan to construct a guard room and other public buildings as supporting facilities, including water and electricity facilities, a road, a parking lot and landscaping facilities.

Payments for the project will be made to Wuhan Wansheng in tranches, as follows, in line with the completion of certain building installments, as outlined in the Acquisition Agreement:

Date	Payment Commitment
	(RMB in millions)
October 2013*	200
January 2014	50
June 2014	100
September 2014	150
January 2015	250
June 2015	250
Total	1000	$164 million**

* Includes initial deposit made to seller

** In USD based on current exchange rates

The Acquisition Agreement specifies that upon payment of the initial RMB 200M tranche, that Wuhan Wansheng will transfer a portion of Wuhan Science’s ownership to the Company and register the Company as the 60% shareholder of the Park, and gives the Company the right to appoint the chief financial officer for the project to supervise and manage the use of the funds. Upon payment of the final installment, Wuhan Wansheng will register the remaining interests in the Company’s name and it will be the 100% owner of the Park.

If the Company is more than 45 days late in any payment, Wuhan Wansheng may unilaterally terminate the agreement. Upon termination, the Company will be required to return ownership to Wuhan Wansheng within 15 days after receiving written notice of the rescission of the Acquisition Agreement. Wuhan Wansheng would also be required to return all capital paid by the Company within 60 days after the termination of the Acquisition Agreement.

The Acquisition Agreement contains additional guarantees and commitments. In the event of default by any party, Section IX of the Acquisition Agreement outlines the various responsibilities.

An English translation of the Acquisition Agreement is filed herewith as Exhibit 10.1. The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, which is incorporated by reference herein.

On October 24, 2013, Kingold Jewelry, Inc., the registrant (“Kingold”), announced that it had received notification of an increase in the credit line (the “Notification”) established under its previously disclosed Gold Leasing Agreementwith China Construction Bank's Wuhan Jiang'An branch (“CCB”), dated December 20, 2012. Kingold believes that CCB proposed the increase of the credit line in August 2013 based on Kingold's strong performance and appropriate handling of gold. Kingold began using the increased availability in October 2013. Kingold’s total credit line under the Gold Leasing Agreement is now RMB400 million (approximately US$65.4 million), an increase of RMB150 million from the original credit line of RMB250 million.

An English translation of the Notification is filed herewith as Exhibit 10.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Item 8.01	Other Events.

On October 29, 2013, Kingold issued a press release announcing the Acquisition Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On October 24, 2013, Kingold issued a press release announcing the CCB Gold Leasing Agreement credit line increase. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description
10.01	Acquisition Agreement (English translation), dated October 23, 2013, among Wuhan Kingold Jewelry Company Limited, Wuhan Wansheng House Purchasing Limited and Wuhan Huayuan Science and Technology Development Limited Company
10.02	Notice of Credit Line Changes (English translation), dated August 8, 2013, from China Construction Bank Corporation Wuhan Jiang’an Branch
99.1	Press release of Kingold Jewelry, Inc., dated October 29, 2013
99.2	Press release of Kingold Jewelry, Inc., dated October 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
	Name:	Bin Liu
	Title:	Chief Financial Officer

Date: October 29, 2013